Stillwater Mining Company Reports Fourth Quarter and 2013 Results

Achieves Record Revenue and Recycling PGM Ounces; Improves 2014 Guidance

BILLINGS, MT -- (Marketwired - March 03, 2014) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

  Record total revenues for 2013 of $1.04 billion, up 29.9% from 2012
  2013 mine production of 523,900 PGM ounces, up from 513,700 ounces in 2012
  Company record 616,700 ounces of recycled PGMs processed for the full year of 2013, up 38.5% from 2012
  Consolidated net loss attributable to common stockholders for the full year 2013 of $270.2 million or $2.28 per share
  Impairment charges of $461.8 million (before-tax) taken on the Altar property in Argentina and the Marathon properties in Canada
  Cash and highly liquid investments totaling $496.0 million at December 31, 2013, reflecting convertible debt repayment of $164.3 million in 2013

Stillwater Mining Company today reported record revenues for 2013 of $1.04 billion, an increase of 29.9% compared to 2012 revenues of $800.2 million. The increase in total revenues reflects higher year-over-year PGM prices, as well as increased mine sales volumes and significantly higher volume of recycled material in 2013.

The Company reported a consolidated net loss attributable to common stockholders of $270.2 million or $2.28 per share for 2013. The result includes a $290.4 million (before-tax) impairment charge recorded in third quarter of 2013 for the Altar mineral property in Argentina, reducing the carrying value to its estimated fair market value of $102.0 million. In addition, during the fourth quarter, the Company recorded a $171.4 million (before-tax) impairment of its Marathon properties in Canada, reducing the carrying value of Marathon to the estimated fair market value of $57.2 million. The after-tax effects on consolidated net loss attributable to common stockholders for the Altar and Marathon impairments were reductions of $226.5 million and $93.2 million, respectively. Adjusted for these impairments, after-tax consolidated net income attributable to common stockholders would have been approximately $49.5 million for 2013, compared to $55.0 million in 2012.

Commenting on the results, Mick McMullen, the Company's President and Chief Executive Officer, stated, "The fourth quarter results reflect the initial progress we are making on our strategic priorities. We achieved record-level revenues for the year, reflecting our position as a world-class provider of PGM materials, and we also achieved a record year in our recycling segment. We are making progress on our goals of maximizing high margin production ounces and optimizing the performance of our metallurgical facilities. After just a short time as Stillwater's CEO, I am pleased with the rapid progress we are making and believe we can further improve our all-in sustaining costs. We exited 2013 on solid financial footing and improved flexibility with reduced debt levels and a superior liquidity profile.

"Moving forward, we are keenly focused on maximizing the value of output from the Montana mines, our core assets, while improving productivity and reducing production costs. Our capital allocation priorities are focused on strong payback projects and optimizing the capital structure in a manner that we believe will quickly create significant, sustainable value to shareholders. Based on the strong end to 2013 combined with the positive progress we are making year-to-date on our strategic priorities, we have elected to update and improve our previously provided financial guidance."

2014 Guidance:

                                                             2014 Guidance
Mined Production (palladium and platinum ounces)           520,000 - 535,000
Total Cash Cost per Mined Ounce (net of by-product and
 recycling credits)                                           $540 - $590
All-In Sustaining Cost per Mined Ounce                        $805 - $855
Corporate Overhead (millions)                                  $35 - $45
Capital Expenditures (millions)                               $145 - $155
  Sustaining Capital Expenditures                              $97 - $103
  Project Capital Expenditures                                 $48 - $52

For the year ended December 31, 2013, the Company's Montana mines produced a total of 523,900 ounces of palladium and platinum compared to mine production of 513,700 combined ounces in 2012.

2013 Mine Production by Quarter:

                             First     Second    Third     Fourth
(Produced ounces)           Quarter   Quarter   Quarter   Quarter  Year 2013
-------------------------- --------- --------- --------- --------- ---------
Stillwater Mine               92,600    91,000    83,800    98,700   366,100
   Palladium                  71,300    70,200    64,500    75,900   281,900
   Platinum                   21,300    20,800    19,300    22,800    84,200
East Boulder Mine             34,500    40,500    40,400    42,400   157,800
   Palladium                  26,800    31,500    31,200    32,800   122,300
   Platinum                    7,700     9,000     9,200     9,600    35,500
Total                        127,100   131,500   124,200   141,100   523,900
  Palladium                   98,100   101,700    95,700   108,700   404,200
  Platinum                    29,000    29,800    28,500    32,400   119,700

Revenue from the Company's Mine Production segment for the fourth quarter of 2013 (including proceeds from the sale of by-products) totaled $114.7 million, a 0.7% decrease from $115.5 million in the same period of 2012. Combined sales realizations for mined palladium and platinum were essentially flat for the fourth quarter of 2013, averaging $869 per mined ounce, compared to $867 per mined ounce realized in the fourth quarter of 2012. The total quantity of mined palladium and platinum ounces sold in the fourth quarter of 2013 was 125,000 ounces, essentially unchanged from the same period in 2012. Sales ounces were less than production during the quarter due to timing differences in inventory flows.

The Company processed recycling material containing 120,000 ounces of palladium, platinum and rhodium through its smelter and refinery during the fourth quarter of 2013. This represents an increase of 1.2% over the total of 118,600 ounces processed during the fourth quarter of 2012. For the year ended December 31, 2013, the Company processed a record 616,700 ounces of recycled PGMs, a 38.5% increase from approximately 445,200 ounces processed during the same period of 2012. The increased volumes in 2013 were attributable to the addition of new suppliers of recycling material and ounces attributable to recycling from the reprocessing of furnace brick from the Company's own smelting facility.

2013 Recycling Activity by Quarter:

                             First     Second    Third     Fourth     2013
                            Quarter   Quarter   Quarter   Quarter  Full-Year
-------------------------- --------- --------- --------- --------- ---------
Average tons of catalyst
 fed per day                    26.0      28.4      27.2      20.3      25.4
PGM ounces fed               154,200   175,000   167,500   120,000   616,700
PGM ounces sold              116,900   143,100   152,600   129,200   541,800
PGM toll ounces returned      14,400    25,500     8,000    17,500    65,400

Recycling sales volumes for the fourth quarter of 2013 increased by 49.2%, to 129,200 ounces from 86,600 ounces sold in the fourth quarter of 2012. PGM Recycling revenue totaled $127.7 million for the 2013 fourth quarter, a 45.3% increase from the $87.9 million in the same period of 2012. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium decreased to $985 per ounce in the fourth quarter of 2013 from $1,012 per ounce in the fourth quarter of 2012.

Combined total cash costs per mined ounce, net of by-product and recycling credits, (a non-GAAP measure) averaged $496 per ounce for the year ended December 31, 2013. See - "Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues." Note that, for historical reasons, the Company's measurement of total cash costs per mined ounce customarily has been reported net of credits for sales of by-products from mining and also net of PGM Recycling segment margins. During the third quarter of 2013, the Company received significant revenue from the sale of PGM ounces recovered from used furnace brick attributable to recycling, which resulted in significantly higher than normal levels of PGM Recycling segment credits during 2013. These larger than normal PGM Recycling segment credits offset a portion of the growth in total cash costs per mined ounce for the full year 2013. Please see - "Current Operations - Reprocessing of Furnace Brick," in the Company's 2013 Form 10-K for further details. The table below illustrates the effect of by-product and recycling credits on the average cash costs per mined ounce net of credits for the combined Montana mining operations.

                                        2013      2012
Combined Montana Mining Operations     Fourth    Fourth     2013      2012
Cash Costs Per Mined Ounce            Quarter   Quarter  Full-Year Full-Year
------------------------------------ --------- --------- --------- ---------
Reported Total Cash Costs per Mined
 Ounce (Net of Credits) *            $     500 $     475 $     496 $     484
  Add: By-Product Revenue Credit            43        54        52        60
  Add: PGM Recycling Income Credit          25        20        68        21
                                     --------- --------- --------- ---------
Total Cash Costs per Mined Ounce
 (Before Credits) *                  $     568 $     549 $     616 $     565
                                     ========= ========= ========= =========

* These are non-GAAP measures. For a full description and reconciliation of these and other non-GAAP measures to GAAP accounting measures, see Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues and the accompanying discussion in the Company's 2013 Annual Report on Form 10-K.

The Company is also now utilizing another, broader non-GAAP measure of mining efficiency, All-In Sustaining Cost, in monitoring and managing its performance going forward. This non-GAAP measure starts with total cash costs net of credits and adds back the recycling credit, plus corporate general and administrative costs (before depletion, depreciation and amortization) and capital outlays directed toward sustaining operations at the Company's operating mines. The resulting measure provides a comparative indication of the all-in resources consumed in any period to sustain the mining operations and produce at current levels.

Combined Montana Mining Operations      2013      2012
All-In Sustaining Cost Per Mined       Fourth    Fourth     2013      2012
 Ounce                                Quarter   Quarter  Full-Year Full-Year
------------------------------------ --------- --------- --------- ---------
Reported Total Cash Costs per Mined
 Ounce (Net of Credits) *            $     500 $     475 $     496 $     484
Add Back PGM Recycling Income Credit        25        20        68        21
Add Corporate General &
 Administrative Costs (Before DD&A)         49        92        88       101
Add Capital Outlays at the Montana
 Operating Mines                           196       190       181       162
                                     --------- --------- --------- ---------
All-In Sustaining Cost Per Mined
 Ounce                               $     770 $     777 $     833 $     768
                                     ========= ========= ========= =========

* These are non-GAAP measures. For a full description and reconciliation of these and other non-GAAP measures to GAAP accounting measures, please see Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues and the accompanying discussion in the Company's 2013 Annual Report on Form 10-K.

Cash Flow and Liquidity

At December 31, 2013, the Company's consolidated available cash balance was $286.7 million, compared to $379.7 million at December 31, 2012. If highly liquid investments are included with available cash, the Company's balance sheet liquidity totaled $496.0 million at December 31, 2013, a decrease from $641.7 million at December 31, 2012. Most of this decrease resulted from redeeming $164.3 million of convertible debt in March of 2013. Of the Company's year-end 2013 consolidated cash balance, $24.3 million was dedicated to the Marathon project (and other related Canadian properties) and is unavailable for other corporate purposes. Net working capital -- comprised of total current assets (including available cash and investments), less current liabilities -- increased to $614.8 million at December 31, 2013, from $606.0 million at the end of 2012.

Net cash provided by operating activities (which includes changes in working capital) totaled $149.4 million for the year ended December 31, 2013, compared to $103.9 million of cash provided for the same period of 2012. The growth in cash from operations for the year ended December 31, 2013 was largely driven by lower year-end recycling advances and higher non-cash interest expense associated with the 1.75% convertible debentures. Capital expenditures were $129.0 million for the year ended December 31, 2013, compared to $112.1 million in the same period of 2012. Of the capital expenditures for the year ended December 31, 2013, $93.9 million was attributable to ongoing investments in the Montana mines and processing facility. Year-to-date capital expenditures include $22.6 million attributable to the major developments underway along the J-M Reef in Montana, (Blitz and Graham Creek developments).

Outstanding balance sheet debt at December 31, 2013, was $310.7 million, down from $461.1 million at December 31, 2012. The Company's reported debt balance currently includes $274.0 million of 1.75% convertible debentures and $2.2 million of 1.875% convertible debentures, $29.6 million of exempt facility revenue bonds, a capital lease of $4.6 million and $0.3 million of financing for a small installment land purchase.

Other Matters

Notwithstanding the accounting impairment charge recorded in the third quarter of 2013, the Company is reviewing alternatives to optimize the value of its investment in the Altar project in Argentina. Some minimum level of annual expenditures will be required in order to maintain the Company's good standing and preserve its asset position at Altar. Future levels of exploration spending at Altar are discretionary and will be evaluated year by year.

The Company is currently completing a final feasibility study and an updated economic assessment of the Marathon PGM-copper project in Canada. As was announced previously, the initial findings of the feasibility study indicate that changes to the design and scale of the project will be required if the project is to achieve acceptable economic returns. Because these changes are likely to modify the environmental scope of the project, the joint federal and provincial panel responsible for reviewing the environmental impacts of the project has agreed to suspend its review activities until the final project scope is determined. At this stage, it is not yet clear if the scope changes being evaluated will be adequate to result in acceptable project economics. If an alternative project scope does result in an economically viable project, significant additional evaluation and design work will be required prior to any future decision to proceed with construction at Marathon.

Fourth Quarter Results - Details

For the fourth quarter of 2013, the Company's Stillwater Mine produced 98,700 ounces of palladium and platinum, an increase of 1.2% from the 97,500 ounces produced in the fourth quarter of 2012. Production at the Company's East Boulder Mine of 42,400 ounces in the fourth quarter of 2013 reflected an increase of 21.1% over the 35,000 ounces produced in the same quarter of 2012.

Costs of metals sold (before depletion, depreciation and amortization expense) increased to $201.4 million in the fourth quarter of 2013 from $155.6 million in the fourth quarter of 2012. Mine Production costs included in costs of metals sold increased to $76.9 million in the 2013 fourth quarter from $70.0 million in the 2012 fourth quarter. PGM Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $124.5 million in the fourth quarter of 2013, significantly more than the $85.6 million reported in the fourth quarter of 2012. The increase was due to higher volumes sold and the associated higher total market value of the materials acquired for processing.

General and administrative costs were $6.1 million in the fourth quarter of 2013, down from the $8.9 million incurred during the same period of 2012. The decrease was primarily due to lower share-based compensation costs following vesting associated with the technical change in control in the second quarter of 2013. Exploration expenses were $0.9 million in the fourth quarter of 2013 compared to $1.2 million, in the same period of 2012. Marketing expenses declined to $0.2 million in the 2013 fourth quarter compared to $3.3 million in the same quarter of 2012, reflecting the curtailment of palladium jewelry marketing efforts in 2013.

Interest expense reported for the fourth quarter of 2013 and 2012 was $5.3 million and $6.6 million, respectively. This decrease is due in part to the pay down on the outstanding debt associated with the 1.875% convertible earlier in the year, offset by interest expense related to the 1.75% convertible debentures, including the accretion of the debt discount that is charged to earnings over the expected life of the convertible debentures and offset by capitalized interest recognized as a cost of the Company's ongoing projects.

During the fourth quarter of 2013, the Company recorded a net foreign currency transaction gain of $2.5 million, primarily related to the deferred tax liability recorded in association with the acquisition of Peregrine Metals Ltd. The net foreign currency transaction gain recorded for the fourth quarter of 2012 was $2.2 million.

2013 Full-Year Results - Details

For the year ended December 31, 2013, the Company's Stillwater Mine produced 366,100 ounces of palladium and platinum, a decrease of 3.0% from the 377,400 ounces produced in the same period of 2012. Production at the Company's East Boulder Mine of 157,800 ounces for the year ended December 31, 2013 reflected a 15.8% increase from the 136,300 ounces produced in the same period of 2012. During 2013 the Stillwater Mine experienced unexpected negative fluctuations in ore grade delivered to the mill, a challenge that was largely offset by better-than-expected ore grades realized at the East Boulder Mine. The 2013 ore quality variances at Stillwater Mine appear to have been isolated and not indicative of a longer-term issue and by the last two months of 2013, actual ore grades were above budgeted ore grades.

Costs of metals sold (before depletion, depreciation and amortization expense) increased to $841.3 million for the year ended December 31, 2013 from $623.9 million in the same period of 2012. Mine Production costs included in costs of metals sold increased to $314.0 million for the year ended December 31, 2013 from $288.9 million in the same period of 2012. PGM Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $527.4 million for the year ended December 31, 2013, more than the $334.9 million reported in the same period of 2012. The increase was due to higher volumes sold and the related higher total cost to acquire materials for processing.

General and administrative costs were $42.0 million for the year ended December 31, 2013, up from the $40.9 million incurred during the same period of 2012. The Company recognized $11.2 million in total exploration expenses related to its mineral properties in both Canada and South America for the year ended December 31, 2013 and $15.0 million in the same period of 2012. Marketing expenses declined to $4.4 million for the year ended December 31, 2013 compared to $11.2 million in the same time period of 2012, reflecting the curtailment of marketing palladium for jewelry in 2013. As a result of the proxy contest and the change in control provisions in the Company's employee and director equity incentive plans, the Company recognized costs of $4.3 million and $9.1 million (non-cash), respectively, for the year ended December 31, 2013. These costs were incurred during the first and second quarters of 2013.

Interest expense reported for the year ended December 31, 2013, and 2012 was $23.0 million and $10.9 million, respectively. This increase is principally the result of the interest expense related to the 1.75% convertible debentures, including the accretion of the debt discount that is charged to earnings over the expected life of the convertible debentures and offset by capitalized interest recognized as a cost of the Company's ongoing projects.

During the years ended December 31, 2013 and 2012, the Company recorded a net foreign currency transaction gain of $18.2 million and $15.2 million, respectively. Approximately $17.4 million and $15.4 million of the 2013 and 2012 net gain, respectively, related to the remeasurement into U.S. dollars of the deferred taxes recorded in association with the acquisition of Peregrine Metals Ltd. The gain reflects the result of high inflation in Argentina as the obligation is remeasured from Argentine pesos into U.S. dollars.

2013 Results Webcast and Conference Call

Stillwater Mining Company will conduct a conference call to discuss 2013 results at 12:00 noon Eastern Standard Time on Monday, March 3, 2014.

Dial-In Numbers:
United States: (800) 288-9626
International: (612) 332-0228

The conference call will be simultaneously webcast through the Company's website at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 319541. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company
Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. producer of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including auto catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine, coinage and other uses. Stillwater Mining Company is engaged in the development, extraction, processing, smelting and refining of PGMs from a geological formation in southern Montana known as the J-M Reef. This is the only known significant source of PGMs in the United States and one of the highest grade PGM resources in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about Stillwater Mining Company can be found at its website: www.stillwatermining.com

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. Such statements also include, but are not limited to, comments regarding guidance; expansion plans, costs, grade, production and recovery rates; permitting; financing needs and the terms of future credit facilities; exchange rates; capital expenditures; increases in processing capacity; cost reduction measures; safety; timing for engineering studies; environmental permitting and compliance; litigating; labor matters; and the palladium, platinum, copper and gold market. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2013 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities.

The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive (Loss) Income

                                 Three Months Ended    Twelve Months Ended
                                    December 31,           December 31,
                                --------------------  ---------------------
(In thousands, except per share
 data)                             2013       2012       2013        2012
------------------------------- ---------  ---------  ----------  ---------
REVENUES
  Mine Production               $ 114,669  $ 115,475  $  478,918  $ 455,426
  PGM Recycling                   127,691     87,899     560,588    344,818
                                ---------  ---------  ----------  ---------
      Total revenues              242,360    203,374   1,039,506    800,244
COSTS AND EXPENSES
  Costs of metals sold
    Mine Production                76,921     69,987     313,963    288,922
    PGM Recycling                 124,525     85,589     527,384    334,949
                                ---------  ---------  ----------  ---------
      Total costs of metals
       sold (excludes
       depletion, depreciation
       and amortization)          201,446    155,576     841,347    623,871
  Depletion, depreciation and
   amortization
    Mine Production                14,377     14,112      58,201     56,960
    PGM Recycling                     312        262       1,116      1,055
                                ---------  ---------  ----------  ---------
      Total depletion,
       depreciation and
       amortization                14,689     14,374      59,317     58,015
                                ---------  ---------  ----------  ---------
        Total costs of revenues   216,135    169,950     900,664    681,886
  Marketing                           158      3,296       4,355     11,170
  Exploration                         922      1,225      11,169     15,010
  Research and development             45        295         237      1,159
  Proxy contest expense                 -          -       4,307          -
  Accelerated equity based
   compensation expense                 -          -       9,063          -
  General and administrative        6,139      8,921      41,985     40,948
  Loss on inventory purchases           -        140           -        590
  Loss on long-term investments       128        865       1,894      2,562
  Impairment of non-producing
   mineral properties and
   property, plant and
   equipment                      171,338          -     461,755          -
  Abandonment of non-producing
   property                             -          -           -      2,835
  Loss on trade receivables           632          -         632          -
  (Gain)/Loss on disposal of
   property, plant and
   equipment                          (38)        85          68        448
                                ---------  ---------  ----------  ---------
        Total costs and
         expenses                 395,459    184,777   1,436,129    756,608
OPERATING (LOSS) INCOME          (153,099)    18,597    (396,623)    43,636
OTHER INCOME (EXPENSE)
  Other                                 3       (486)      1,173        181
  Interest income                     965        619       4,481      2,325
  Interest expense                 (5,311)    (6,559)    (22,957)   (10,920)
  Foreign currency transaction
   gain, net                        2,521      2,174      18,200     15,155
                                ---------  ---------  ----------  ---------
(LOSS) INCOME BEFORE INCOME TAX
 BENEFIT                         (154,921)    14,345    (395,726)    50,377
Income tax benefit                 46,185      2,531      93,653      4,039
                                ---------  ---------  ----------  ---------
NET (LOSS) INCOME               $(108,736) $  16,876  $ (302,073) $  54,416
                                ---------  ---------  ----------  ---------
Net (loss) income attributable
 to noncontrolling interest       (30,750)         2     (31,867)      (629)
                                ---------  ---------  ----------  ---------
NET (LOSS) INCOME ATTRIBUTABLE
 TO COMMON STOCKHOLDERS         $ (77,986) $  16,874  $ (270,206) $  55,045
                                ---------  ---------  ----------  ---------
Other comprehensive (loss)
 income, net of tax
  Net unrealized (loss)/gains
   on securities available-for-
   sale                              (183)       242         105        862
                                ---------  ---------  ----------  ---------
COMPREHENSIVE (LOSS) INCOME
 ATTRIBUTABLE TO COMMON
 STOCKHOLDERS                   $ (78,169) $  17,116  $ (270,101) $  55,907
                                ---------  ---------  ----------  ---------
Comprehensive (loss) income
 attributable to noncontrolling
 interest                         (30,750)         2     (31,867)      (629)
                                ---------  ---------  ----------  ---------
TOTAL COMPREHENSIVE (LOSS)
 INCOME                         $(108,919) $  17,118  $ (301,968) $  55,278
                                =========  =========  ==========  =========
Weighted average common shares
 outstanding
  Basic                           119,381    116,888     118,607    116,162
  Diluted                         119,381    153,974     118,607    131,441
Basic (loss) earnings per share
 attributable to common
 stockholders                   $   (0.65) $    0.14  $    (2.28) $    0.47
Diluted (loss) earnings per
 share attributable to common
 stockholders                   $   (0.65) $    0.13  $    (2.28) $    0.46
                                =========  =========  ==========  =========

Stillwater Mining Company
Consolidated Balance Sheets

                                                December 31,   December 31,
(In thousands, except per share data)               2013           2012
---------------------------------------------- -------------  -------------
ASSETS
Current assets
Cash and cash equivalents                      $     286,687  $     379,680
Investments, at fair market value                    209,338        261,983
Inventories                                          158,650        153,208
Trade receivables                                      8,988          9,953
Deferred income taxes                                 21,547         21,304
Prepaids                                               3,912          5,020
Other current assets                                  14,757         21,714
                                               -------------  -------------
    Total current assets                             703,879        852,862
Mineral properties                                   159,252        576,359
Mine development, net                                346,346        322,866
Property, plant and equipment, net                   124,731        122,677
  Deferred debt issuance costs                         7,945          9,609
  Other noncurrent assets                              4,527          6,390
                                               -------------  -------------
    Total assets                               $   1,346,680  $   1,890,763
                                               =============  =============
LIABILITIES AND EQUITY
Current liabilities
Accounts payable                               $      32,088  $      28,623
Accrued compensation and benefits                     30,646         31,369
Property, production and franchise taxes
 payable                                              14,495         13,722
Current portion of long-term debt and capital
 lease obligations                                     2,035        168,432
Income taxes payable                                   4,416              -
Other current liabilities                              5,368          4,702
                                               -------------  -------------
    Total current liabilities                         89,048        246,848
  Long-term debt and capital lease obligations       308,667        292,685
  Deferred income taxes                               79,159        199,802
  Accrued workers compensation                         6,031          5,815
  Asset retirement obligation                          8,654          7,965
  Other noncurrent liabilities                         7,262          5,068
                                               -------------  -------------
    Total liabilities                                498,821        758,183
                                               -------------  -------------
EQUITY
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000
 shares authorized; none issued                            -              -
Common stock, $0.01 par value, 200,000,000
 shares authorized; 119,466,449 and
 116,951,081 shares issued and outstanding             1,195          1,170
Paid-in capital                                    1,076,200      1,058,978
Accumulated (deficit) earnings                      (249,436)        20,770
Accumulated other comprehensive income (loss)              6            (99)
                                               -------------  -------------
    Total stockholders' equity                       827,965      1,080,819
                                               -------------  -------------
Noncontrolling interest                               19,894         51,761
                                               -------------  -------------
    Total equity                                     847,859      1,132,580
                                               -------------  -------------
    Total liabilities and equity               $   1,346,680  $   1,890,763
                                               =============  =============

Stillwater Mining Company
Consolidated Statements of Cash Flows

                                                        Twelve Months Ended
                                                           December 31,
                                                       --------------------
(In thousands)                                            2013       2012
------------------------------------------------------ ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income                                      $(302,073) $  54,416
Adjustments to reconcile net (loss) income to net cash
 provided by operating activities:
  Depletion, depreciation and amortization                59,317     58,015
  Loss on inventory purchases                                  -        590
  Loss on trade receivables                                  632          -
  Loss on disposal of property, plant and equipment           68        448
  Impairment of non-producing mineral properties and
   property, plant and equipment                         461,755          -
  Abandonment of non-producing property                        -      2,835
  Loss on long-term investments                            1,894      2,562
  Amortization/accretion on investment
   premium/discount                                        3,079        900
  Deferred taxes                                        (108,543)    (3,937)
  Foreign currency transaction gain, net                 (18,200)   (15,155)
  Accretion of asset retirement obligation                   689        634
  Amortization of debt issuance costs                      1,664      1,495
  Accretion of convertible debenture debt discount        15,783      3,097
  Accelerated equity based compensation expense            9,063          -
  Share based compensation and other benefits             15,242     16,369
  Non-cash capitalized interest                           (2,878)         -
Changes in operating assets and liabilities:
  Inventories                                             (4,252)   (19,958)
  Trade receivables                                          333     (3,765)
  Prepaids                                                 1,108         39
  Accrued compensation and benefits                         (723)     3,575
  Accounts payable                                         3,187     (1,772)
  Property, production and franchise taxes payable         2,006       (970)
  Income taxes payable                                     4,416     (1,235)
  Workers compensation                                       216       (241)
  Restricted cash                                              -     25,035
  Excess tax benefit from stock-based compensation        (2,756)    (7,737)
  Other operating assets                                   6,790     (2,250)
  Other operating liabilities                              1,616     (9,096)
                                                       ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                149,433    103,894
                                                       ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                  (129,029)  (112,071)
  Proceeds from disposal of property, plant and
   equipment                                                 218        222
  Purchases of investments                              (151,567)  (280,273)
  Proceeds from maturities of investments                201,255     67,314
                                                       ---------  ---------
NET CASH USED IN INVESTING ACTIVITIES                    (79,123)  (324,808)
                                                       ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of noncontrolling interest, net
   of transaction costs                                        -     93,821
  Excess tax benefit from stock-based compensation         2,756      7,737
  Issuance of long-term debt                                   -    403,926
  Payments on debt and capital lease obligations        (166,187)    (1,394)
  Payments for debt issuance costs                             -    (12,637)
  Issuance of common stock                                   128         44
                                                       ---------  ---------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES     (163,303)   491,497
                                                       ---------  ---------
CASH AND CASH EQUIVALENTS
  Net increase (decrease)                                (92,993)   270,583
  Balance at beginning of period                         379,680    109,097
                                                       ---------  ---------
BALANCE AT END OF PERIOD                               $ 286,687  $ 379,680
                                                       =========  =========

Stillwater Mining Company
Key Operating Factors
(Unaudited)

                                            Three Months     Twelve Months
                                           Ended December    Ended December
                                                31,               31,
                                         ----------------- -----------------
(In thousands, except where noted)         2013     2012     2013     2012
---------------------------------------- -------- -------- -------- --------
OPERATING AND COST DATA FOR MINE
 PRODUCTION
Consolidated:
Ounces produced
Palladium                                     109       98      404      396
Platinum                                       32       35      120      118
                                         -------- -------- -------- --------
Total                                         141      133      524      514
                                         ======== ======== ======== ========
Tons milled                                   299      281    1,201    1,081
Mill head grade (ounce per ton)              0.51     0.51     0.47     0.51
Sub-grade tons milled (1)                      17       20       73       69
Sub-grade tons mill head grade (ounce
 per ton)                                    0.17     0.14     0.17     0.16
Total tons milled(1)                          316      301    1,274    1,150
Combined mill head grade (ounce per ton)     0.49     0.49     0.45     0.49
Total mill recovery (%)                        92       92       92       92
Total mine concentrate shipped (tons)
 (3)                                        7,308    6,246   28,669   23,843
Platinum grade in concentrate (ounce per
 ton) (3)                                    4.65     5.02     4.50     5.17
Palladium grade in concentrate (ounce
 per ton) (3)                               15.28    16.80    14.59    17.15
Total cash costs per ounce - net of
 credits (Non-GAAP) (2)                  $    500 $    475 $    496 $    484
Total cash costs per ton milled - net of
 credits (Non-GAAP) (2)                  $    223 $    209 $    204 $    216
Stillwater Mine:
Ounces produced
Palladium                                      76       75      282      290
Platinum                                       23       23       84       88
                                         -------- -------- -------- --------
Total                                          99       98      366      378
                                         ======== ======== ======== ========
Tons milled                                   186      176      765      673
Mill head grade (ounce per ton)              0.57     0.60     0.51     0.60
Sub-grade tons milled (1)                       7       10       36       36
Sub-grade tons mill head grade (ounce
 per ton)                                    0.26     0.20     0.23     0.21
Total tons milled (1)                         193      186      801      709
Combined mill head grade (ounce per ton)     0.55     0.58     0.50     0.58
Total mill recovery (%)                        93       92       92       92
Total mine concentrate shipped (tons)
 (3)                                        4,253    3,600   16,975   13,645
Platinum grade in concentrate (ounce per
 ton) (3)                                    5.73     6.41     5.22     6.71
Palladium grade in concentrate (ounce
 per ton) (3)                               18.50    21.33    17.12    21.94
Total cash costs per ounce - net of
 credits (Non-GAAP) (2)                  $    469 $    453 $    484 $    456
Total cash costs per ton milled - net of
 credits (Non-GAAP) (2)                  $    240 $    238 $    221 $    243

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

                                            Three Months     Twelve Months
                                               Ended             Ended
                                            December 31,      December 31,
(In thousands, except where noted)         2013     2012     2013     2012
---------------------------------------- -------- -------- -------- --------
OPERATING AND COST DATA FOR MINE
 PRODUCTION (Continued)
East Boulder Mine:
Ounces produced
Palladium                                      33       27      122      106
Platinum                                        9        8       36       30
                                         -------- -------- -------- --------
Total                                          42       35      158      136
                                         ======== ======== ======== ========
Tons milled                                   114      104      436      408
Mill head grade (ounce per ton)              0.41     0.37     0.40     0.37
Sub-grade tons milled (1)                       9       11       37       33
Sub-grade tons mill head grade (ounce
 per ton)                                    0.10     0.09     0.10     0.10
Total tons milled (1)                         123      115      473      441
Combined mill head grade (ounce per ton)     0.39     0.34     0.37     0.35
Total mill recovery (%)                        90       90       90       90
Total mine concentrate shipped (tons)
 (3)                                        3,055    2,646   11,694   10,198
Platinum grade in concentrate (ounce per
 ton) (3)                                    3.16     3.12     3.45     3.12
Palladium grade in concentrate (ounce
 per ton) (3)                               10.80    10.65    10.93    10.74
Total cash costs per ounce - net of
 credits (Non-GAAP) (2)                  $    573 $    537 $    525 $    562
Total cash costs per ton milled - net of
 credits (Non-GAAP) (2)                  $    198 $    163 $    175 $    174

  (1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
      Probable Ore Reserves - Discussion" in the Company's 2013 Annual
      Report on Form 10-K for further information.
  (2) Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total cash costs. Cash costs per ton and cash costs per ounce, are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).
      Please see "Reconciliation of Non-GAAP Measures to Consolidated Costs
      of Revenues" and the accompanying discussion for additional detail.
  (3) The concentrate tonnage and grade values are inclusive of periodic re-
      processing of smelter slag and brick PGM bearing materials.

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

                                            Three Months     Twelve Months
                                               Ended             Ended
                                            December 31,      December 31,
---------------------------------------- ----------------- -----------------
(In thousands, except for average
 prices)                                   2013     2012     2013     2012
---------------------------------------- -------- -------- -------- --------
SALES AND PRICE DATA
Ounces sold
Mine Production:
  Palladium (oz.)                              98       96      398      386
  Platinum (oz.)                               27       29      111      114
                                         -------- -------- -------- --------
    Total                                     125      125      509      500
                                         -------- -------- -------- --------
PGM Recycling: (1)
  Palladium (oz.)                              76       47      306      192
  Platinum (oz.)                               42       33      192      119
  Rhodium (oz.)                                11        6       44       25
                                         -------- -------- -------- --------
    Total                                     129       86      542      336
                                         -------- -------- -------- --------
By-products from Mine Production: (2)
  Rhodium (oz.)                                 1        1        3        4
  Gold (oz.)                                    2        2        9        9
  Silver (oz.)                                  1        2        5        6
  Copper (lb.)                                258      173      903      742
  Nickel (lb.)                                310      284    1,350    1,120
Average realized price per ounce(3)
Mine Production:
  Palladium ($/oz.)                      $    723 $    647 $    721 $    641
  Platinum ($/oz.)                       $  1,395 $  1,594 $  1,481 $  1,551
      Combined ($/oz.)(4)                $    869 $    867 $    887 $    849
PGM Recycling: (1)
  Palladium ($/oz.)                      $    723 $    628 $    713 $    645
  Platinum ($/oz.)                       $  1,449 $  1,534 $  1,526 $  1,542
  Rhodium ($/oz.)                        $    980 $  1,168 $  1,091 $  1,377
      Combined ($/oz.)(4)                $    985 $  1,012 $  1,031 $  1,018
By-products from Mine Production: (2)
  Rhodium ($/oz.)                        $    931 $  1,074 $  1,047 $  1,258
  Gold ($/oz.)                           $  1,271 $  1,694 $  1,394 $  1,667
  Silver ($/oz.)                         $     20 $     32 $     24 $     31
  Copper ($/lb.)                         $   3.08 $   3.42 $   3.14 $   3.42
  Nickel ($/lb.)                         $   5.19 $   6.63 $   5.47 $   6.74
Average market price per ounce(3)
  Palladium ($/oz.)                      $    726 $    650 $    725 $    643
  Platinum ($/oz.)                       $  1,400 $  1,603 $  1,487 $  1,551
      Combined ($/oz.)(4)                $    873 $    872 $    891 $    850

  (1) Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of catalyst materials.
  (2) By-product metals sold reflect contained metal produced from mined ore alongside the Company's primary production of palladium and platinum.
      Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
  (3) The Company's average realized price represents revenues, which include the effect of hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market
      Association afternoon postings for the actual months of the period.
  (4) The Company calculates the combined average realized and a combined average market price of palladium and platinum using the same ratio as the rate of ounces of each respective metal that are produced from the base metal refinery.

Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Consolidated Statements of Comprehensive (Loss) Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Consolidated Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statements of Comprehensive (Loss) Income. For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and other PGM activities are equal in total to total consolidated costs of revenues as reported in the Company's Consolidated Statements of Comprehensive (Loss) Income.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mine by-products, depreciation and amortization and asset retirement costs, and timing differences resulting from changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing operations in any period. It is a measure of extraction efficiency.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues

                                  Three Months Ended    Twelve Months Ended
                                     December 31,          December 31,
-------------------------------- --------------------  --------------------
(In thousands, except per ounce
 and per ton data)                  2013       2012       2013       2012
-------------------------------- ---------  ---------  ---------  ---------
Consolidated:
Total cash cost before by-
 product and recycling credits
 (Non-GAAP)                      $  80,099  $  72,714  $ 322,564  $ 290,346
Less: By-product credit             (5,982)    (7,079)   (27,085)   (30,642)
Less: Recycling income credit       (3,590)    (2,681)   (35,463)   (11,042)
                                 ---------  ---------  ---------  ---------
Total cash cost net of by-
 product and recycling credits
 (Non-GAAP)                      $  70,527  $  62,954  $ 260,016  $ 248,662

Divided by platinum/palladium
 ounces produced                       141        132        524        514

Total cash cost before by-
 product and recycling credits
 per ounce Pt/Pd produced (Non-
 GAAP)                           $     568  $     549  $     616  $     565
Less: By-product credit per
 ounce Pt/Pd produced                  (43)       (54)       (52)       (60)
Less: Recycling income credit
 per ounce Pt/Pd produced              (25)       (20)       (68)       (21)
                                 ---------  ---------  ---------  ---------
Total cash cost net of by-
 product and recycling credits
 per ounce Pt/Pd produced (Non-
 GAAP)                           $     500  $     475  $     496  $     484

Divided by ore tons milled             316        301      1,274      1,150

Total cash cost before by-
 product and recycling credits
 per ore ton milled (Non-GAAP)         253        242        253        252
Less: By-product credit per ore
 ton milled                            (19)       (24)       (21)       (27)
Less: Recycling income credit
 per ore ton milled                    (11)        (9)       (28)       (10)
                                 ---------  ---------  ---------  ---------
Total cash cost net of by-
 product and recycling credits
 per ore ton milled (Non-GAAP)   $     223  $     209  $     204  $     215

Reconciliation to consolidated
 costs of revenues:
Total cash cost net of by-
 product and recycling credits
 (Non-GAAP)                      $  70,527  $  62,954  $ 260,016  $ 248,662
Asset retirement costs                 177        165        689        635
Depletion, depreciation and
 amortization                       14,377     14,111     58,201     56,960
Depletion, depreciation and
 amortization (in inventory)         1,472      1,534      1,190      1,393
Change in product inventories       (4,828)    (4,425)   (10,480)    (3,452)
Cost of PGM Recycling              124,526     85,589    527,384    334,949
PGM Recycling - depreciation           312        262      1,116      1,055
By-product credit                    5,982      7,079     27,085     30,642

Profit from PGM Recycling
 (before bad debt expense and
 gain/loss on asset disposals)       3,590      2,681     35,463     11,042
                                 ---------  ---------  ---------  ---------
Total consolidated cost of
 revenues                        $ 216,135  $ 169,950  $ 900,664  $ 681,886
                                 =========  =========  =========  =========
Memo: Royalties, Taxes and Other
 included in Total consolidated
 cost of revenues                $  10,059  $   8,571  $  43,814  $  39,593

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues
 (Continued)

                                  Three Months Ended    Twelve Months Ended
                                     December 31,          December 31,
-------------------------------- --------------------  --------------------
(In thousands, except per ounce
 and per ton data)                  2013       2012       2013       2012
-------------------------------- ---------  ---------  ---------  ---------
Stillwater Mine:
Total cash cost before by-
 product and recycling credits
 (Non-GAAP)                      $  52,401  $  50,685  $ 217,921  $ 200,016
Less: By-product credit             (3,636)    (4,499)   (16,270)   (19,793)
Less: Recycling income credit       (2,495)    (2,005)   (24,470)    (8,124)
                                 ---------  ---------  ---------  ---------
Total cash cost net of by-
 product and recycling credits
 (Non-GAAP)                      $  46,270  $  44,181  $ 177,181  $ 172,099

Divided by platinum/palladium
 ounces produced                        99         98        366        378

Total cash cost before by-
 product and recycling credits
 per ounce Pt/Pd produced (Non-
 GAAP)                           $     529  $     517  $     595  $     529
Less: By-product credit per
 ounce Pt/Pd produced                  (37)       (46)       (44)       (52)
Less: Recycling income credit
 per ounce Pt/Pd produced              (25)       (20)       (67)       (21)
                                 ---------  ---------  ---------  ---------
Total cash cost net of by-
 product and recycling credits
 per ounce Pt/Pd produced (Non-
 GAAP)                           $     467  $     451  $     484  $     456

Divided by ore tons milled             193        186        801        709

Total cash cost before by-
 product and recycling credits
 per ore ton milled (Non-GAAP)   $     272  $     273  $     272  $     282
Less: By-product credit per ore
 ton milled                            (19)       (24)       (20)       (28)
Less: Recycling income credit
 per ore ton milled                    (13)       (11)       (31)       (11)
                                 ---------  ---------  ---------  ---------
Total cash cost net of by-
 product and recycling credits
 per ore ton milled (Non-GAAP)   $     240  $     238  $     221  $     243

Reconciliation to costs of
 revenues:
Total cash cost net of by-
 product and recycling credits
 (Non-GAAP)                      $  46,270  $  44,181  $ 177,181  $ 172,099
Asset retirement costs                 165        153        639        588
Depletion, depreciation and
 amortization                       11,030     10,653     44,696     43,329
Depletion, depreciation and
 amortization (in inventory)         1,111      1,377        896        924
Change in product inventories       (2,158)    (3,414)    (5,110)    (2,326)
By-product credit                    3,636      4,499     16,270     19,793
Profit from PGM Recycling
 (before bad debt expense and
 gain/loss on asset disposals)       2,495      2,005     24,470      8,124
                                 ---------  ---------  ---------  ---------
Total cost of revenues           $  62,549  $  59,454  $ 259,042  $ 242,531
                                 =========  =========  =========  =========
Memo: Royalties, Taxes and Other
 included in Total cost of
 revenues                        $   6,823  $   5,982  $  29,525  $  27,062

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues
 (Continued)

                                  Three Months Ended    Twelve Months Ended
                                      December 31,          December 31,
-------------------------------- --------------------  --------------------
(In thousands, except per ounce
 and per ton data)                  2013       2012       2013       2012
-------------------------------- ---------  ---------  ---------  ---------
East Boulder
Total cash cost before by-
 product and recycling credits
 (Non-GAAP)                      $  27,698  $  22,029  $ 104,643  $  90,330
Less: By-product credit             (2,346)    (2,580)   (10,815)   (10,849)
Less: Recycling income credit       (1,095)      (676)   (10,993)    (2,918)
                                 ---------  ---------  ---------  ---------
Total cash cost net of by-
 product and recycling credits
 (Non-GAAP)                      $  24,257  $  18,773  $  82,835  $  76,563

Divided by platinum/palladium
 ounces produced                        42         35        158        136

Total cash cost before by-
 product and recycling credits
 per ounce Pt/Pd produced (Non-
 GAAP)                           $     659  $     629  $     664  $     663
Less: By-product credit per
 ounce Pt/Pd produced                  (56)       (74)       (69)       (80)
Less: Recycling income credit
 per ounce Pt/Pd produced              (26)       (19)       (70)       (21)
                                 ---------  ---------  ---------  ---------
Total cash cost net of by-
 product and recycling credits
 per ounce Pt/Pd produced (Non-
 GAAP)                           $     577  $     536  $     525  $     562

Divided by ore tons milled             123        115        473        441

Total cash cost before by-
 product and recycling credits
 per ore ton milled (Non-GAAP)   $     225  $     192  $     221  $     205
Less: By-product credit per ore
 ton milled                            (19)       (22)       (23)       (25)
Less: Recycling income credit
 per ore ton milled                     (9)        (6)       (23)        (7)
                                 ---------  ---------  ---------  ---------
Total cash cost net of by-
 product and recycling credits
 per ore ton milled (Non-GAAP)   $     197  $     164  $     175  $     173

Reconciliation to costs of
 revenues:
Total cash cost net of by-
 product and recycling credits
 (Non-GAAP)                      $  24,257  $  18,773  $  82,835  $  76,563
Asset retirement costs                  13         12         50         47
Depletion, depreciation and
 amortization                        3,346      3,458     13,505     13,631
Depletion, depreciation and
 amortization (in inventory)           361        157        294        469
Change in product inventories       (2,670)    (1,011)    (5,370)    (1,126)
By-product credit                    2,346      2,580     10,815     10,849
Profit from PGM Recycling
 (before bad debt expense and
 gain/loss on asset disposals)       1,095        676     10,993      2,918
                                 ---------  ---------  ---------  ---------
Total cost of revenues           $  28,748  $  24,645  $ 113,122  $ 103,351
                                 =========  =========  =========  =========
Memo: Royalties, Taxes and Other
 included in Total cost of
 revenues                        $   3,236  $   2,589  $  14,289  $  12,531

PGM Recycling and Other: (1)
Cost of PGM Recycling            $ 124,526  $  85,589  $ 527,384  $ 334,949
PGM Recycling - depreciation           312        262      1,116      1,055
                                 ---------  ---------  ---------  ---------
Total cost of revenues           $ 124,838  $  85,851  $ 528,500  $ 336,004
                                 =========  =========  =========  =========

  (1) PGM Recycling and Other include PGM recycling and metal purchased on the open market for resale.

Stillwater Mining Company
All-In Sustaining Cost a Non-GAAP Measure

All-In Sustaining Costs (Non-GAAP): This non-GAAP measure is used as an indicator from period to period of the level of total cash required by the business to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with total cash costs (another non-GAAP measure, described above), and adding to it the recycling income credit, corporate overhead costs (excluding any depreciation and amortization costs and other non-recurring non-cash costs included in corporate overhead costs), marketing costs, and that portion of total capital expenditures associated with sustaining the current level of mining operations.

When divided by the total recoverable PGM ounces in the respective period, All-In Sustaining Costs per Ounce (non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash cost per ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of ore produced.

                                  Three Months Ended    Twelve Months Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
(In thousands, except $/oz.)        2013       2012       2013       2012
  All-In Sustaining Costs
  Total Cash Costs (a non-GAAP
   measure)                      $  70,527  $  62,954  $ 260,016  $ 248,662
    Add: Recycling income credit     3,590      2,681     35,463     11,041
                                 ---------  ---------  ---------  ---------
                                 $  74,117  $  65,635  $ 295,479  $ 259,703

  Consolidated Corporate General
   & Administrative costs        $ 178,244  $   9,061  $ 346,538  $  41,538
    Less: Depreciation and
     amortization included in
     Consolidated Corporate
     General & Administrative
     costs                            (204)      (259)      (785)      (691)
    Less: Non-recurring non-cash
     Items in Consolidated
     Corporate General &
     Administrative costs         (171,338)         -   (303,787)         -
    Add: Marketing costs               158      3,296      4,355     11,170
                                 ---------  ---------  ---------  ---------
                                 $   6,860  $  12,098  $  46,321  $  52,017

    Total capital incurred to
     sustain existing operations    27,583     25,047     94,931     83,237

                                 ---------  ---------  ---------  ---------
All-In Sustaining Cost           $ 108,560  $ 102,780  $ 436,731  $ 394,957

  Mined Ounces per Cost Report         141        132        524        514

                                 ---------  ---------  ---------  ---------
  All-In Sustaining Cost per
   Mined Ounce ($/oz.)           $     770  $     777  $     833  $     768
                                 =========  =========  =========  =========

INVESTOR CONTACT:

Mike Beckstead
(406) 373-8971